Exhibit 99.2
                                                                    ------------

                           RTI ACQUISITION CORPORATION

c/o KPS Special Situations Fund, L.P.             c/o Pegasus Partners II, L.P.
200 Park Avenue, 58th Floor                       99 River Road
New York, NY  10166                               Cos Cob, CT  06807
212-338-5100                                      203-869-4400


April     , 2002

Republic Technologies International, LLC
3770 Embassy Parkway
Akron, OH 44333-8367
Attention: Mr. Joseph F. Lapinsky

Dear Mr. Lapinsky:

         The purpose of this letter (the "Letter") is to set forth the terms and conditions on which RTI Acquisition Corporation or its designee(s) ("Newco"), owned by KPS Special Situations Fund, L.P. or its affiliates ("KPS") and Pegasus Partners II, L.P. or its affiliates ("Pegasus"), is prepared to acquire certain assets of Republic Technologies International, LLC and its subsidiaries (collectively, "Republic"), pursuant to a sale authorized under Section 363 of the Bankruptcy Code (the "Transaction").

         The Transaction shall be structured as follows:

         I.       Consideration; Purchased Assets; Assumed Liabilities.

         A. Purchase Price. Upon the closing of the Transaction (the "Closing"), Newco shall acquire the Purchased Assets (as defined below) for:

                  1. common stock of Newco that represents a 25% equity interest in Newco at the Closing (as defined below) (the "Stock Consideration"); plus

                  2. the assumption by Newco of the Assumed Liabilities (as defined below); plus

                  3. the Creditor Note (as defined below); plus

                  4. $10 million in cash (the "Cash Consideration").

         B. Purchased Assets. "Purchased Assets" means all or substantially all of the tangible and intangible assets and properties of Republic, including the assets and properties described on Schedule I hereto, free and clear of all

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liens, claims and encumbrances, but excluding the assets and properties described on Schedule II hereto (the "Excluded Assets").

         C. Assumed Liabilities. "Assumed Liabilities" means (i) Republic's indebtedness at Closing under the Debtor in Possession Revolving Credit Agreement, dated April 3, 2001, by and among Republic, Republic's subsidiary guarantors that are a party thereto, Fleet Capital Corporation, Bank of America, N.A., The Chase Manhattan Bank and other lending institutions from time to time (the "Bank Lenders"), up to a maximum amount of $320 million (the "Bank Debt"), which shall be rolled into the New Credit Facility (as defined below) at Closing; (ii) all liabilities of Republic under the executory contracts and unexpired leases to be assumed by Republic and assigned to Newco (the "Purchased Contracts") (including "cure costs", if any, payable in connection with the assumption and assignment to Newco of the Purchased Contracts); and (iii) the other liabilities and obligations of Republic set forth on Schedule III hereto (the "Other Assumed Liabilities"). All liabilities and obligations of Republic that are not expressly described as Assumed Liabilities, including, without limitation, environmental liabilities, shall be "Excluded Liabilities." Under the terms of the Definitive Agreement (as defined below), Newco shall not assume, and Republic shall indemnify Newco and its affiliates against, the Excluded Liabilities.

         D. Deposit. Within two business days after the deadline for receipt of Qualified Bids (as defined below), but, in any event, prior to the date of the Auction (as defined below), Newco shall cause to be issued a letter of credit to an escrow agent to be jointly selected by Newco and Republic (the "Escrow Agent") in the amount of $5 million (the "Good Faith Deposit"). The Escrow Agent will hold such letter of credit pursuant to a customary escrow agreement in form and substance reasonably satisfactory to Newco and Republic. The Good Faith Deposit may be drawn down by Republic only if Republic terminates the Definitive Agreement due to a material breach by Newco of the Definitive Agreement and Republic is not then in breach of its representations, warranties or covenants under the Definitive Agreement. In all other circumstances, the Good Faith Deposit shall be returned to Newco after termination of the Definitive Agreement.

         II.      Capitalization of Newco; Composition of Board.

         A. Capitalization of Newco. Newco initially has been capitalized with a nominal cash contribution by each of KPS and Pegasus (or their designee) which together own 100% of Newco's issued and outstanding common stock. At the Closing, (i) KPS and Pegasus (or their designee) will together contribute to Newco an aggregate of $50 million in cash equity (of which $10 million will be applied to pay the Cash Consideration), (ii) Newco will issue to Republic (for the benefit of its creditors) the Stock Consideration, (iii) Newco will assume the amount of the Bank Debt pursuant to the terms and conditions of an amended and restated credit facility by and among Newco and the Bank Lenders (as more fully described in Section IV below, the "New Credit Facility") and (iv) Newco will issue to Republic (for the benefit of the holders of its 13 3/4% Senior Secured Notes) a senior secured note in an aggregate principal amount equal to


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the lesser of (A) 105% of the net orderly liquidation value of the assets included in the Purchased Assets that currently secure Republic's 13 3/4% Senior Secured Notes, as determined by McDonald Investments Inc., or (B) $50 million (as more fully described in Section V.A below, the "Creditor Note"). On or after the Closing, Newco will adopt a management stock incentive plan as described on
Schedule IV attached hereto, and any equity interests provided under such plan will dilute all Newco equity holders ratably.

         B. Board of Directors. At the Closing, the Board of Directors of Newco shall be composed of 11 directors, of which two directors shall be senior officers of Newco (including the Chief Executive Officer of Newco), six directors shall be designated by KPS and Pegasus, two directors shall be designated by the creditors of Republic and one director shall be designated by the USWA.

         III.     Conditions.

         Newco's obligation to consummate the Transaction shall be subject to the satisfaction of the following conditions, unless waived by Newco in its sole discretion:

         A. Bidding Procedures Order. The Bankruptcy Court (as defined below) shall have entered the Bidding Procedures Order (as defined below) on or prior to May 1, 2002.

         B. Definitive Agreement. The Transaction shall be effected pursuant to a definitive asset purchase agreement (the "Definitive Agreement") mutually acceptable to Republic and Newco. The parties shall use their reasonable efforts to negotiate, finalize and execute the Definitive Agreement as promptly as practicable. The Definitive Agreement shall be consistent with provisions of this Letter and shall include such other terms and conditions as are customary in transactions of this type.

                  1. Conditions to the Closing under the Definitive Agreement. The Definitive Agreement shall contain the following conditions to Newco's obligation to consummate the Transaction in addition to other conditions that may be agreed upon by the parties in the Definitive Agreement.

                           (a) The Bidding Procedures Order shall have become a
                  final order, shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented without Newco's prior consent.

                           (b) The Bankruptcy Court shall have entered an order
                  (the "Sale Order") on or prior to May 30, 2002, which date Newco may waive or extend in its sole discretion, (i) approving the sale of all of the Purchased Assets free and clear of all liens, claims and encumbrances pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code, (ii) approving the assumption and assignment to Newco of the Purchased Contracts pursuant to Section 365 of the Bankruptcy Code, (iii) containing findings of fact and rulings that Newco is a good faith purchaser entitled to the protections of


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

                  Section 363(m) of the Bankruptcy Code and (iv) which is otherwise acceptable to Newco.

                           (c) The Sale Order shall have remained in full force
                  and effect and shall not have been stayed, vacated, modified or supplemented without Newco's prior consent.

                           (d) No material adverse change (or event or condition
                  that is reasonably likely to result in a material adverse change) shall have occurred since December 31, 2001 (assuming Republic's financial statements for its year 2001 fiscal period ending December 31, 2001 shall be delivered to Newco prior to the execution of the Definitive Agreement).

                           (e) Republic shall have operated its business in the
                  ordinary course consistent with past practices.

                           (f) Republic shall not have breached any of the
                  representations, warranties or covenants to be given or satisfied by it in the Definitive Agreement.

                           (g) All required third-party approvals, including, if
                  applicable, Hart-Scott-Rodino Act approval, shall have been obtained.

                           (h) Republic shall have complied with applicable
                  laws, statutes, codes, rules and regulations, including, without limitation, any obligations arising out of the WARN Act.

                           (i) Joseph Lapinsky shall have entered into an
                  employment agreement with Newco on terms and conditions satisfactory to Newco.

                  2. Representations and Warranties. The Definitive Agreement shall provide that Republic shall make representations and warranties (which shall survive the Closing for one year) customary for transactions of this type involving distressed businesses, including, without limitation, accuracy of all information provided by Republic, no material adverse change, title to assets, corporate existence, power and authority, subsidiaries, compliance with laws (including environmental laws), stability of labor relations, employees and benefit plans, no termination or material disruption in business relationships with major customers and suppliers, financial statements, no undisclosed liabilities, intellectual property and no conflicts with laws or contractual obligations.

                  3. Executory Contracts and Unexpired Leases. The Definitive Agreement shall provide that (i) Newco shall have until two business days prior to the filing of the motion seeking the hearing for the approval of the Transaction (the "Sale Hearing") to designate the Purchased Contracts that it wishes Republic to assume and assign to Newco, (ii) such assignment shall be a condition to the Closing unless


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         a contract that cannot be assigned (because of a court order or otherwise) is not a material contract (as such term will be defined in the Definitive Agreement) and (iii) at any time prior to Closing Newco may, in its discretion, remove any executory contracts or unexpired leases from the list of Purchased Contracts.

                  4. Assumed Liabilities. The Definitive Agreement shall provide that at Closing Newco shall assume the Assumed Liabilities.

                  5. Stockholders Agreement. The Definitive Agreement shall provide that KPS, Pegasus (or their designee) and Republic shall enter into a stockholders' agreement at the Closing in form and substance reasonably satisfactory to the parties. Such stockholders' agreement
         (i) shall contain transfer restrictions and such other provisions as are necessary to ensure that upon transfer by Republic to its creditors of the common stock included in the Stock Consideration, Newco shall not be required to be a reporting person under the Securities Exchange Act of 1934, as amended, (for example, through the creation of a liquidation trust) or to register such common stock under the Securities Act of 1933, as amended; (ii) shall provide KPS and Pegasus (or their designee) with drag along rights with respect to the Stock Consideration held by Republic; (iii) shall provide Republic with tag along rights in the event KPS and Pegasus (or their designee) sell substantially all of their equity interests in Newco; (iv) shall provide Republic with piggyback registration rights with respect to the Stock Consideration in the event KPS and Pegasus (or their designee) sell shares in a public offering of Newco's common stock; (v) shall prohibit Republic from transferring any of the Stock Consideration for a period of two years, and more than 50% of the Stock Consideration for a period of three years, after the Closing (the "Restricted Transfer Period"), except pursuant to clauses (iii) and (iv) above or to any liquidating entity contemplated by clause (i) above; (vi) shall provide KPS and Pegasus (or their designee) with a right of first refusal with respect to the Stock Consideration held by Republic commencing after the Restricted Transfer Period; (vii) shall contain corporate governance provisions consistent with Section II.B; and (viii) shall contain other provisions customary to a stockholders' agreement of this type.

                  6. Transition Services Agreement. The Definitive Agreement will provide that Newco and Republic enter into a transition services agreement at Closing pursuant to which (i) Newco will be permitted to remove the Miscellaneous Assets from the Excluded Plants (each as defined on Schedule I), (ii) Newco will act as agent to liquidate the Excluded Assets on behalf and for the benefit of Republic and its bankruptcy estate and (iii) Republic will operate certain of the Excluded Plants designated by Newco (including the Massillon 18" mill and the Lorain 12" bar mill) after the Closing for a period to be agreed upon by the parties. Such transition services agreement also may contain provisions regarding other transitional arrangements mutually agreeable to the parties.



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

                  7. Escrow; Indemnity Claims. For one year after the Closing, Newco may bring any claim for any breach by Republic of its representations, warranties or covenants or for amounts owing under any indemnity (including with respect to the Excluded Liabilities or as related to environmental matters) (a "Claim"). The amount of indemnifiable damages or losses arising from any Claim will be paid by issuing additional shares of Newco common stock to KPS and Pegasus (or their designee) in accordance with the formula set forth on Schedule V attached hereto. The value of Newco common stock used for the purpose of calculating the number of additional shares, if any, to be issued to satisfy indemnity claims under the Definitive Agreement in accordance with this paragraph and Schedule V attached hereto shall not be binding on the parties or determinative of such value for any other purpose. Notwithstanding the foregoing, for the first six months after the Closing, Newco also may satisfy indemnifiable damages or losses from a $5 million escrow account (the "Escrow") to be established at Closing. The Cash Consideration will not be a source from which indemnifiable claims may be satisfied. In no event shall Newco be entitled to payment for indemnity claims in excess of (i) $5 million in the Escrow plus
         (ii) $10 million of Newco common stock calculated in accordance with
         Schedule V attached hereto.

         C. Due Diligence. Newco shall have notified Republic in writing that Newco has completed its due diligence, as provided in Section VIII, (i) with respect to all matters other than environmental matters and the results of such due diligence shall be satisfactory to Newco in its sole discretion (the "Due Diligence Condition") and (ii) with respect to environmental matters and the results of such due diligence shall be satisfactory to Newco in its sole discretion (the "Environmental Due Diligence Condition"). The outside date by which Newco shall state that is has waived the Due Diligence Condition shall be the date of the execution of the Definitive Agreement and the outside date by which Newco shall state that it has waived the Environmental Due Diligence Condition shall be 30 days after the date of the execution of the Definitive Agreement but, in any event, prior to the date of the Auction.

         IV.      New Credit Facility.

         The Closing of the Transaction will not be subject to any financing condition, but is subject to Newco having negotiated and entered into the New Credit Facility, on terms, conditions and a duration satisfactory to Newco, including with respect to the reimbursement of expenses, pursuant to which Republic's existing Bank Debt will be rolled into the New Credit Facility at the Closing. The New Credit Facility will be secured by Newco's inventory, accounts receivable and Canton, Ohio Caster and Continuing Rolling Facility.

         V.       Creditor Note.

         A. Terms of Note. The Creditor Note will bear interest, payable in cash on a quarterly basis as consistent with the New Credit Facility, provided, however, that Newco may instead pay interest in kind if the payment of cash interest would cause Newco to be in default under the New Credit Facility. The


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

Creditor Note will mature on the eighth anniversary of the Closing and will be non-amortizing prior to maturity. The Creditor Note will be secured by a first lien on the assets included in the Purchased Assets that currently secure Republic's 13 3/4% Senior Secured Notes. The Creditor Note will be redeemable, in whole or in part, by Newco and will be structured and will contain such provisions as are necessary to ensure that upon transfer of the Creditor Note by Republic, Newco will not be required to be a reporting person under the Securities Exchange Act of 1934, as amended, (for example, through the creation of a liquidation trust) or to register the Creditor Note under the Securities Act of 1933, as amended. The Creditor Note will become immediately due and payable upon a sale of all or substantially all of Newco's assets or a merger, combination or other event that results in a change in control of Newco. The Creditor Note also will contain other customary terms and conditions.

         B. Inter-Creditor Agreement. The Bank Lenders under the New Credit Facility and the holders of the Creditor Note will enter into a customary commercial inter-creditor agreement at Closing that, among other things, protects the collateral interest of the holder(s) of the Creditor Note and does not subordinate the proceeds of such collateral to the Bank Lenders.

         VI.      Employee Matters.

         A. USWA Agreement. A condition to the Closing shall be that the successor labor agreement, dated April 16, 2002, between Newco and the United Steelworkers of America (the "USWA") attached hereto as Exhibit A shall become effective as of the Closing.

         B. Key Management Employees. Newco will provide Key Management Employees (as defined on Schedule IV) with general employment benefits and will support a retention and severance program for such Key Management Employees on the terms and conditions described on Schedule IV.

         VII. Nonsolicitation; Break-Up Fee; Expense Reimbursement; Bidding Procedures Order.

         A. Nonsolicitation. In order to induce Newco to execute and deliver this Letter to Republic, Republic hereby agrees that after the execution and delivery of this Letter none of Republic or its official committee of unsecured creditors (the "Official Committee"), to the extent the Official Committee agrees to be so bound, or any of their respective directors, employees, accountants or other agents and representatives (collectively, "Representatives") shall, directly or indirectly, solicit a competitive bid from a third party to purchase a portion of the capital stock or all or any material portion of the Purchased Assets of Republic, whether in a separate transaction or as part of a plan of reorganization for Republic (an "Acquisition"), or engage in or continue any discussions or negotiations with any party that has made or who may make such a competitive bid until after the Bidding Procedures Order shall have been entered by the Bankruptcy Court. Notwithstanding the foregoing, after the entry of the Bidding Procedures Order, Republic, the


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Official Committee and their respective Representatives shall be entitled to respond to any proposal received from a third party relating to such an Acquisition (an "Acquisition Proposal"), to solicit Acquisition Proposals from third parties, to provide information to such third parties and to negotiate and to discuss any such Acquisition Proposal with such third parties, provided, that Republic shall, and shall use its reasonable best efforts to cause the Official Committee to, keep Newco informed on a current basis of the status of all written Acquisition Proposals received and provide Newco with copies of any such written Acquisition Proposals within 24 hours after receipt thereof. Republic shall use its reasonable best efforts to cause the Official Committee to agree to be bound by the terms and conditions of this Section VII.A.

         B. Bidding Procedures. Not later than two business days following the execution of this Letter, Republic shall file a motion (the "Bidding Procedures Motion") with the United States Bankruptcy Court for the Northern District of Ohio (the "Bankruptcy Court") requesting the entry of an order (the "Bidding Procedures Order") and seek a hearing on such motion to occur not later than 20 days after the filing of such motion. The Procedures Order shall be in form and substance satisfactory to Newco and shall provide for the following:

                  1. fixing the time, date and location of the Sale Hearing to approve consummation of the Definitive Agreement by Republic;

                  2. establishing that the Sale Hearing shall not be later than 45 days after the execution of the Definitive Agreement (as calculated in accordance with Bankruptcy Rule 9006);

                  3. fixing the time and date of an auction, to be held not more than three business days prior to the Sale Hearing at the offices of McDonald, Hopkins, Burke & Haber Co., L.P.A. in Cleveland, Ohio for consideration of qualifying higher and better offers that may be presented to Republic (the "Auction");

                  4. approving the Break-Up Fee and the Expense Reimbursement (each as defined below) set forth in Section VII.C;

                  5. providing that Republic shall not entertain or accept any bid (which may consist of a bid made by two or more parties in an organized group) unless such bid is: (a) filed with the Bankruptcy Court with a copy received by Newco at least three business days prior to the date scheduled for the commencement of the Auction; (b) accompanied by a cash deposit at least equal to $6 million and by a duly executed asset acquisition agreement that is substantially similar to the Definitive Agreement and marked to reflect variations from the Definitive Agreement, provided that (1) the fair market value of the proposed purchase price (as determined in good faith by the financial advisor to Republic after consultation with Newco) shall be at least $7 million greater than $450 million (the fair market value of the Purchase Price under the Definitive Agreement as agreed by Newco and Republic) and (2) the proposed purchase price shall have a cash


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         component of not less than $17 million (the "Minimum Overbid"); without limiting the generality of the foregoing, such bid shall be for substantially all of the Purchased Assets and the Assumed Liabilities and shall not include any due diligence or financing contingency; (c) made by a bidder (which may consist of two or more parties in an organized group) that demonstrates that it is (1) financially able to consummate the transaction contemplated by such bid and (2) able to consummate the transaction on the terms of the Definitive Agreement;
         and (d) expressly made subject to Republic's obligations to pay the Break-Up Fee and the Expense Reimbursement pursuant to the terms of this Letter and, if so executed and delivered, the Definitive Agreement (a bid which meets the foregoing requirements is hereinafter referred to as a "Qualified Bid");

                  6. providing that if Republic receives a Qualified Bid, it will conduct the Auction not more than three business days prior to the date of the Sale Hearing and such Auction shall be conducted as follows: (a) all bids shall be made and received in one room, on an open basis, and all other bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder shall be fully disclosed to all other bidders and that all material terms of each bid will be fully disclosed to all other bidders throughout the entire Auction; (b) the opening bid at the Auction shall not be less than the Minimum Overbid; (c) all offers subsequent to the opening bid at the Auction must exceed the prior offer by not less than $1 million; (d) with respect to any such further overbid submitted by Newco, the consideration offered by Newco shall be deemed to include the full amount of the Break-Up Fee and the Expense Reimbursement potentially payable to Newco; (e) bidding at the Auction will continue until such time as the highest or best offer is determined; and (f) upon conclusion of the Auction, Republic shall determine the highest or otherwise best bid, and submit such bid for approval by the Bankruptcy Court;

                  7. providing that if Republic does not receive any Qualified Bids, Republic will report the same to the Bankruptcy Court and will proceed with the Sale Hearing and no Auction shall be held;

                  8. providing that if Republic shall receive a Qualified Bid from a person other than Newco (a "Competing Bidder") that is determined to be the highest or best offer in accordance with Section VII.B.6 (a "Competing Bid"), and if Republic accepts such Competing Bid, the Definitive Agreement shall be deemed terminated without further action on the part of Republic or Newco and as soon as practicable, but, in any event, within three days, the Good Faith Deposit shall be returned to Newco by wire transfer of immediately available funds; and

                  9. granting Newco (a) a superpriority claim for the Expense Reimbursement senior to all other administrative claims, including claims under Section 507(b) of the Bankruptcy Code, and an administrative expense claim for the Break-Up Fee that will rank pari passu with all other administrative expense claims, including claims under Section 507(b) of the Bankruptcy Code; and (b) a lien (granted


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         pursuant to Section 364 of the Bankruptcy Code) on all assets of
         Republic and its subsidiaries, such lien to be first priority with respect to any unencumbered assets and senior to any other liens on encumbered assets, to secure the payment of the Expense Reimbursement; provided, that Newco shall participate, on a pro rata basis, in an amount up to $1 million, in the "Carveout" (as defined in the DIP Order as defined below) from the liens of the DIP lenders set forth in paragraph 9 of that certain Final Order Authorizing Secured Post-Petition Financing on a Superpriority Basis Pursuant to Section 364 of the Bankruptcy Code entered by the Bankruptcy Court on May 1, 2001 (the "DIP Order") with respect to the Expense Reimbursement with the same priority as any other holder of an administrative expense claim that is entitled to the protection of such Carveout.

         The bidding procedures described in the Bidding Procedures Order shall contain such other appropriate buyer protection provisions as may be reasonably requested by Newco. Following the filing of the Bidding Procedures Motion, Republic shall use best efforts to obtain entry of the Bidding Procedures Order.

         C. Break-Up Fee; Expense Reimbursement. From and after the entry of the Procedures Order and prior to the execution of the Definitive Agreement, if this Letter is terminated as a result of either (i) Republic agreeing to transfer a material portion of the Purchased Assets to a third party other than Newco or
(ii) a material breach by Republic of this Letter, upon agreeing to transfer a material portion of the Purchased Assets to a third party other than Newco or promptly following such termination described in the foregoing clause (ii), as applicable, Newco shall be entitled to be paid and shall be paid by wire transfer of immediately available funds an amount equal to the Break-Up Fee plus the Expense Reimbursement. From and after the execution and delivery of the Definitive Agreement, if the Definitive Agreement is terminated as a result of either (a) Republic accepting a Competing Bid or (b) a material breach by Republic of its representations, warranties or covenants under the Definitive Agreement, on the date that a definitive agreement is executed with respect to the Competing Bid or promptly following such termination described in the foregoing clause (b), as applicable, Newco shall be entitled to be paid and shall be paid by wire transfer of immediately available funds an amount equal to the Break-Up Fee plus the Expense Reimbursement. The "Break-Up Fee" shall mean $1 million if it is payable pursuant to the first sentence of this Section VII.C. and $4 million if it is payable pursuant to the second sentence of this
Section VII.C. If this Letter or the Definitive Agreement (if then executed and delivered) is terminated (other than by reason of a material breach by Newco), Newco shall be promptly reimbursed, by wire transfer of immediately available funds, for up to $2 million of its documented reasonable out-of-pocket costs and expenses (including legal, accounting, engineering and other consultant fees and expenses) incurred in connection with the Transaction (the "Expense Reimbursement").


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         VIII.    Due Diligence.

         By entering into this Letter, Newco is relying on the due diligence investigation of Republic commenced by KPS and Pegasus. Newco, KPS and Pegasus intend to continue, the due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of Republic, including engineering, financial, marketing, employee, legal, regulatory and environmental matters. To that end and notwithstanding the waiver by Newco of the Due Diligence Condition or the Environmental Due Diligence Condition, Republic shall provide to Newco, KPS and Pegasus and their respective representatives reasonable access to Republic's facilities, books and records and shall cause Republic's representatives to cooperate fully with Newco, KPS and Pegasus and their respective representatives in connection with the due diligence of Newco, KPS and Pegasus. Republic also shall cause its direct and indirect subsidiaries to provide reasonable access in the same manner as set forth above, and shall use its best efforts to cause its vendors and customers to cooperate with the due diligence by Newco, KPS and Pegasus as it relates to any contracts between any such vendor or customer and Republic or its affiliates.

         IX.      Termination.

         This Letter may be terminated by written notice as follows: (i) by mutual consent of Newco and Republic; (ii) by Newco or Republic, if the Definitive Agreement shall not have been executed on or prior to May 6, 2002 or
(iii) by Newco, if there is a material breach by Republic under this Letter or if Republic agrees to transfer a material portion of the Purchased Assets to a third party other than Newco. The termination of this Letter shall not affect the liability of a party to the other party for damages arising out of such party's breach of any provision of this Letter prior to the date of termination. Upon termination of this Letter, the parties shall have no further obligations under this Letter, except as stated in Section VII, Section XI, Section XII and
Section XIV, each of which provisions shall survive any such termination.

         X.       Disclosure.

         Neither Newco nor Republic shall, directly or indirectly, make any press release, public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the Transaction without first consulting with the other party on the contents of such press release, comment, statement, communication or other disclosure and its timing and, except as and to the extent required by law, without the agreement of such other party; provided, that Republic may provide copies of this Letter to, and engage in discussions concerning this Letter with, its secured financial institution lenders, other secured creditors and the Official Committee so long as any such secured financial institution lenders, other secured creditors or the Official Committee, as the case may be, has agreed in writing to be bound by the provisions of this Section X.

         XI.      Confidentiality.

         Whether or not the Closing occurs, the parties and their representatives shall be bound by the terms of the Confidentiality Agreement, dated as of February 25, 2002, by and between KPS and Republic Technologies International, LLC and the Confidentiality Agreement, dated as of March 7, 2002, by and between Pegasus and Republic Technologies International, LLC, with respect to any information received pursuant to this Letter or otherwise.

         XII.     Costs and Expenses.

         Except as provided in Section VII, each of the parties shall be responsible for and shall bear all of its own costs and expenses (including any broker's or finder's fees) incurred in connection with the Transaction, including expenses of its representatives, incurred at any time in connection with pursuing or consummating the Transaction. Notwithstanding the foregoing, Republic and Newco shall each pay one-half of all federal, state and local sales, transfer, gains, excise, value-added or other similar taxes, and all recording and filing fees, that may be imposed by reason of the sale of the Purchased Assets, and are not exempt under Section 1146(c) of the Bankruptcy Code.

         XIII.    Entire Agreement; Amendments; Counterparts.

         This Letter constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements or understandings between the parties on the subject matter of this Letter. This Letter may be amended or modified only by an instrument in writing executed by the parties. This Letter may be executed in counterparts, each of which shall constitute an original of this Letter and all of which shall together constitute one agreement.

         XIV.     Governing Law.

         This Letter shall be governed by and construed under the laws of the State of New York and any applicable provisions of the Bankruptcy Code, without regard to principles of conflict of laws.

         XV.      Non-Severability.

         The terms set forth in this Letter are a part of a comprehensive agreement, each element of which is an integral aspect of the Transaction and, as such, are non-severable.

         XVI.     Exclusive Jurisdiction of Bankruptcy Court.

         Each party hereto agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Letter or the transactions contemplated hereby shall be brought in the Bankruptcy Court (and the Bankruptcy Court may determine it) and not in any other Federal or state court in the United States of America or any court in any other country and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         XVII.    Waiver of Jury Trial.

         Each party hereto agrees that any right to trial by jury with respect to any claim, action or proceeding arising out of, or in connection with, this Letter or the transactions contemplated hereby, is waived.

         XVIII.   Non-Binding Provisions.

         This Letter is intended to be, and shall be construed only as, a letter of proposal and, except as provided in this Paragraph XVIII, is not and shall not be a binding agreement. The respective rights and obligations of the parties remain to be defined in the Definitive Agreement, into which this letter of proposal and all prior discussions will merge. Notwithstanding the foregoing, however, the obligations of the parties under Sections VII.A, IX, X, XI, XII, XIII, XIV, XV, XVI and XVII hereof will be binding upon the parties when this letter has been executed and delivered by the parties.

         [the remainder of this page has been intentionally left blank]

         If the foregoing accurately represents your understandings and agreements with Newco, please execute and return to Newco no later than April , 2002 the duplicate of this Letter enclosed herewith.

                                   RTI Acquisition Corporation


                                   By:_________________________________
                                      Name:
                                      Title:


Accepted and agreed to as of the date hereof:

REPUBLIC TECHNOLOGIES
INTERNATIONAL, LLC


By:________________________
     Name:
     Title:

                                   Schedule I

                                Purchased Assets
                                ----------------


(i) the assets and properties used in the operation of or relating to the following plants or facilities of Republic:

         (A)      Lackawanna Plant, located in Blasdell, New York,
         (B) Canton Bloom Cast Facility, Canton Plant and Canton Special Metals Plant, each located in Canton, Ohio, but excluding the Canton 12" finishing mill, the Canton bar finishing mill and the Canton heat treat facility,
         (C) Lorain Plant, located in Lorain, Ohio, but excluding the Lorain 12" bar mill,
         (D)      Massillon Cold Finished Plant, located in Massillon, Ohio,
         (E) Gary Cold Finished Plant, located at 2800 E. Dunes Highway, Gary, Indiana,
         (F)      Central Machine/Fabrication Facility, located in Massillon,
                  Ohio
         (G) Cartersville Cold Finished Plant, located in Cartersville, Georgia, and
         (H) Hamilton Cold Finished Plant, located in Hamilton, Ontario (collectively, the "Purchased Plants");

(ii) the assets and properties related to Republic's corporate headquarters in Akron, Ohio;

(iii) the assets and properties of Nimishillen & Tuscarawas Railroad, LLC, a wholly owned subsidiary of Republic;

(iv) miscellaneous equipment and other assets to be identified by Newco related to Republic's plants and mills other than the Purchased Plants, including the two small quality verification lines located at Republic's Chicago Plant (the "Miscellaneous Assets") (such other plants and mills, the "Excluded Plants");

(v) all accounts receivable, cash, prepaid expenses and prepaid taxes of Republic and its businesses, including those related to the Excluded Plants;

(vi) all refunds (including tax refunds), reimbursement claims, legal actions, claims and causes of action (except Bankruptcy Code avoiding power actions and claims),

(vii) inventory, whether finished goods, raw materials or works in progress wherever located, including those related to the Excluded Plants;

(viii)   all of Republic's intellectual property;

(ix)     the Purchased Contracts (as defined in Section I.C. of the Letter);

(x) real property owned or leased by Republic, and other interests of Republic in real property, including real property owned, leased or held for use in the operation of the Purchased Plants and all buildings, fixtures and improvements on such real property; and

(xi) computer hardware, software and other information technology assets and books, records, files and papers, whether in hard copy or computer format, used or held for use by Republic and wherever located, including those related to the Excluded Plants.

                                   Schedule II

                                 Excluded Assets
                                 ---------------


         Except as set forth on Schedule I of the Letter, the Purchased Assets shall not include the assets and properties of Republic located at or solely related to the following plants or mills of Republic:

Beaver Falls Cold Finished Plant, located in Beaver Falls, Pennsylvania
Canton 12" finishing mill
Canton bar finishing mill
Canton heat treat facility
Chicago Plant and related equipment, located in Chicago, Illinois (excluding the two small quality verification lines)
Gary Cold Finished Plant, located at 4000 East Seventh Avenue, Gary, Indiana Harvey Cold Finished Plant, located in Harvey, Illinois
Johnstown, Pennsylvania melt shop facility
Lorain 12" bar mill
Information Technology facility, located in Massillon, Ohio
Massillon Hot Rolled Plant, located in Massillon, Ohio
Willimantic Plant (a cold finished facility formerly operated by Republic) Baltimore, Maryland specialty site
Certain real property at Canton and Lorain to be specified in the Definitive Agreement

                                  Schedule III

                            Other Assumed Liabilities
                            -------------------------


Post-petition, ordinary course, trade payables of up to $32 million.

Accrued interest on the Bank Debt of up to $2.5 million.

With respect to employees of Republic hired by Newco, accrued compensation expenses (consisting of accrued wages, accrued vacation benefits, accrued management performance incentives, health insurance benefits incurred but not reported and accrued workers compensation) of up to $29.5 million.

Other post-petition, ordinary course, current liabilities (consisting of accrued freight, utilities, revolver fees and other miscellaneous current liabilities) of up to $2.6 million.

Post-petition real estate taxes of up to $3.6 million.

                                   Schedule IV

                            Key Management Employees
                            ------------------------


         In connection with the transaction, Newco will offer employment to Republic's six core managers as identified by Republic's Chief Executive Officer (the "Key Management Employees"). To achieve this goal, Newco will offer the Key Management Employees the following consideration:

         1. General Employment Benefits. Newco will assume the employment contract currently in place between Republic and its Chief Executive Officer. Newco will also assume current severance and termination plans and protections currently provided to the Key Management Employees by Republic or will adopt new plans on substantially similar terms. Newco will provide the Key Management Employees other employment benefits comparable to those currently provided by Republic.

         2. Reorganization/Liquidation Retention Programs. Newco is aware that the Bankruptcy Court has approved a key employee retention program (the "KERP"). Newco will pay to the Key Management Employees any amounts contemplated by the KERP that are not paid in full by the debtors or their debtor in possession lenders (the "Lenders"). KPS and Pegasus are also aware that Republic's Lenders have agreed to provide the Key Management Employees certain retention compensation to create incentive for the Key Management Employees to complete any liquidation of Republic's assets (the "Lender Retention Program"). Newco will pay to the Key Management Employees any amounts contemplated by the Lender Retention Program that are not paid in full by the Lenders.

         3. Equity Rights. Newco will create an equity-based incentive program for management in connection with the transaction that will reserve up to 9% of the common equity of Newco at Closing for management under terms, conditions and amounts to be determined. Such management equity interests will ratably dilute all Newco equity holders as of the Closing and will be provided in a tax effective form to be determined by the parties.

                                   Schedule V

             Formula for Issuing Shares to Satisfy Indemnity Claims
             ------------------------------------------------------


The following formula shall be used to calculate the number of additional shares of Newco common stock that would be issued to KPS and Pegasus (or their designee) to satisfy indemnity claims.

Formula:
-------

             (N + Y)
             _______  x 66,666,667 - (50,000,000 + I) = X

             (N + Z)

where:

             N  = the number of additional shares of Newco common stock issuable to KPS and Pegasus (or their designee).

             X  = the dollar amount of indemnity claims which, in the
                  aggregate, shall not exceed $10,000,000 (in addition to those claims satisfied by the cash escrow).

             Y  = the number of shares of Newco common stock held by KPS and
                  Pegasus (or their designee) prior to the issuance of additional shares of Newco common stock for which the calculation is made.

             Z  = the aggregate number of shares of Newco common stock
                  outstanding prior to the issuance of additional shares of Newco common stock for which the calculation is made.

             I  = the aggregate dollar amount of indemnity claims for which additional shares of Newco common stock had been issued prior to such new issuance of additional shares of Newco common stock.

66,666,667 =      the aggregate value of Newco's equity at the Closing.

50,000,000 =      the value of Newco's equity held at the Closing by KPS and
                  Pegasus (or their designee).

Examples:
--------

The following examples are for illustrative purposes only:

Example I.
---------

         Z = 100 shares of Newco common stock
         Y = 75 shares of Newco common stock
         X = indemnity claims of $5,000,000
         I = $0


             (N + 75)
             _______  x 66,666,667 - 50,000,000 = 5,000,000

             (N + 100)


             (N + 75)
             _______  x 66,666,667 = 55,000,000

             (N + 100)


             (N + 75)
             _______ = 0.825

             (N + 100)


             (N + 75) = 0.825(N + 100)


             (N + 75) = 0.825N + 82.5


             N = .825N + 7.5


             (0.175)N = 7.5


             N = 42.85

Example II.
-----------

         Z = 143 shares of Newco common stock
         Y = 118 shares of Newco common stock
         X = indemnity claims of $3,000,000
         I = $5,000,000


             (N + 118)
             _______  x 66,666,667 - (50,000,000 + 5,000,000) = 3,000,000

             (N + 143)


             (N + 118)
             _______  x 66,666,667 = 58,000,000

             (N + 143)


             (N + 118)
             _______ = 0.870

             (N + 143)


             (N + 118) = 0.870(N + 143)


             (N + 118) = 0.870N + 124.4


             N = .870N + 6.41


             (0.13)N = 6.41


             N = 49.3


                                       3